Exhibit 99.1
Company Contact:
Ira W. Berman
Chairman
(800) 524-2720

CCA INDUSTRIES, INC. ANNOUNCES CORPORATE ACTION

● Adoption of Stockholder Protection Rights Plan
○ Acquisition threshold:  20%
○ Exercise Price:  $18.00
○ Expiration:  February 9, 2012

East Rutherford, NJ, February 9, 2011(NYSE Amex: “CAW”) – The Board of Directors of CCA Industries, Inc.  (the “Company”), to provide protection to stockholders and enable the Board to discharge its duties to all stockholders, today adopted a Stockholder Protection Rights Plan (the “Rights Plan”) and declared a distribution of one Right on each outstanding share of common stock, par value $0.01 per share and each outstanding share of Class A common stock, par value $0.01 per share, of the Company to stockholders of record at the close of business on February 22, 2011.

Each Right entitles the holder to purchase a fraction of a share of the Company’s participating preferred stock having terms nearly equivalent to the Company’s common stock at an exercise price of $18.00 per Right.  The Rights Plan is designed to cause dilution to a person or group that acquires 20% or more of the Company’s common stock and/or Class A common stock, and will expire on February 9, 2012, unless it is supplemented or amended pursuant to the terms of the Rights Plans.  Until the Rights become exercisable, they will not be evidenced by separate certificates and will trade automatically with shares of the Company’s common stock.

The Rights Plan was adopted by the Company to allow it to consider its strategic options in response to (i) the purchase by Sardar Biglari, Biglari Holdings Inc., Biglari Capital Corp., The Lion Fund, L.P. and Philip L. Cooley, as reported on their Schedule 13D with a report date of January 25, 2011, of 381,506 shares of common stock, which the Schedule 13D states as constituting 6.3% of the Company’s outstanding common stock, and (ii) their stated intention, reported in their Schedule 13D, that they “may acquire additional shares of the [Company’s] capital stock or dispose of shares, in the open market or otherwise, or may formulate other purposes, plans or proposals regarding the [Company] or its shares.”

Ira W. Berman, Chairman of the Board of Directors, stated, “The Rights Plan is intended to promote the fair and equal treatment of the Company’s stockholders and deter any potential coercive takeover tactics that could be used to deprive stockholders of the full value of their investment.  The Board is committed to acting in the best interests of all its stockholders.”

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Mega-T“ Green Tea diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Parfume de Vanille” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash ‘N Curl” shampoos and conditioners and “Pain Bust RII” an analgesic product.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results.  Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.  No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially.  For these statements, we claim the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act.